AMENDMENT NO. 4 TO DEPOSIT AGREEMENT

AMENDMENT No. 4 dated as of November 29, 2007 (the "Amendment") to the Deposit Agreement dated as of February 1, 1981, as amended as of September 10, 1984, as further amended and restated as of May 1, 1991 and as amended as of April 15, 1994, December 21, 1996 and April 4, 2001 (as so amended, the "Deposit Agreement"), among Novo Nordisk A/S, incorporated under the laws of Denmark (the "Company"), JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts issued thereunder.

WITNESSETH:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and the Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined or provided in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.  Deposit Agreement. All references in the Deposit Agreement to the terms "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement as amended by this Amendment.

SECTION 2.02. All references in the Deposit Agreement to the Depositary shall refer to JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States.

SECTION 2.03. All references in the Deposit Agreement to the nominal value of the Stock are deleted.

SECTION 2.04.  Article I of the Deposit Agreement is amended as follows:

(a)	The following definition shall be inserted into Article I prior to the definition of the term "Depositary":

The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to (i) Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, (ii) ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs and (iii) Stock refers, where the context requires, to an entry or entries or an electronic transfer or transfers in an account or accounts maintained by institutions authorized under applicable law to effect transfers of securities and not to the physical transfer of certificates representing the Stock.

(b)	The currently numbered Section 1.07 of the Deposit Agreement is amended to read as follows:

The term "Deposited Securities" as of any time shall mean all Stock (or evidence of rights to receive Shares) at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash received at any time by the Depositary or the Custodian in respect or in lieu of such deposited Stock and other Stock (or evidence of rights to receive Stock), securities, property and cash at such time held hereunder, subject as to cash to the provisions of Section 4.05.

(c)	The following definitions shall be inserted into Article I after the definition of the term "Deposited Securities":

The term "Direct Registration Receipt" means a Receipt, the ownership of which is recorded on the Direct Registration System.

The term "Direct Registration System" means the system for the uncertificated registration of ownership established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of Receipts without the issuance of a certificates shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(d)	The definition of Receipts in Section 1.10 is amended to read as follows:

The term "Receipts" shall mean the American Depositary Receipts, in definitive or temporary form, executed and delivered hereunder. Receipts may be either in physical certificated form or Direct Registration Receipts. Receipts in physical certificated form shall be in substantially the form of Exhibit A hereto, evidencing American Depositary Shares, as the same may be amended from time to time in accordance with the provisions hereof. References to "Receipts" shall include Direct Registration Receipts, unless the context otherwise requires.

SECTION 2.05. Section 2.01 of the Deposit Agreement is amended to read as follow:

SECTION 2.01. Form and Transferability of Receipts. (a)  Certificated Receipts. Receipts in certificated form shall be engraved or printed or lithographed on steel-engraved borders and shall be substantially in the form set forth in Exhibit A annexed hereto, with appropriate insertions, modifications and omissions as herein-after provided. Receipts may be issued in denominations of any number of American Depositary Shares. Receipts in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. Unless so executed, no Receipt in certificated form shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose. Receipts in certificated form bearing the facsimile signature of anyone who was at any time a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such Receipts. Receipts in certificated form may, with the prior written consent of the Company (which consent shall not be unreasonably withheld), be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with this Deposit Agreement as may be required by the Depositary in respect of its obligations hereunder or as may be required by the Depositary or the Company to comply with any applicable law or regulations or with the rules and regulations of any securities exchange upon which American Depositary Shares may be traded or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date or manner of issuance of the underlying Deposited Securities or otherwise.

(b) Direct Registration Receipts. Notwithstanding anything in this Deposit Agreement or in the Receipt to the contrary, American Depositary Shares shall be evidenced by Direct Registration Receipts, unless certificated Receipts are specifically requested by the Holder and for no additional fee. Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of Receipt, regardless of whether their Receipts are Direct Registration Receipts or certificated Receipts.

(c) Transferability. Title to a Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced thereby, but subject to any limitation set forth in such Receipt), when properly endorsed (in the case of Receipts in certificated form) or upon delivery to the Depositary of properly executed instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument in accordance with the laws of the State of New York; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the Holder thereof as the absolute owner thereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

SECTION 2.06. Section 2.02 of the Deposit Agreement is amended by inserting the following immediately after the words "Receipt or Receipts" in the first sentence thereof:

through the Direct Registration System (or, if specifically requested, certificated Receipts)

SECTION 2.07. Section 2.04 of the Deposit Agreement is amended by replacing the last paragraph thereof with the following:

At the request of a Holder, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall, for the purpose of substituting a certificated Receipt with a Direct Registration Receipt, or vice versa, execute and deliver a certificated Receipt or a Direct Registration Receipt, as the case may be, for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as those evidenced by the certificated Receipt or Direct Registration Receipt, as the case may be, substituted. The Depositary may close the Receipt register at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder or at the request of the Company.

SECTION 2.08. The first paragraph of Section 2.05 of the Deposit Agreement is amended to read as follows:

Upon receipt at the Depositary's Office or at such other offices as the Depositary may designate of a Holder's written order directing the Depositary to cause the Deposited Securities represented by the American Depositary Shares evidenced by a Receipt to be withdrawn and delivered to or upon the written order of the person or persons designated in such order, and upon the surrender, if applicable, of a Receipt (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary), and after payment of the fee of the Depositary for the cancellation of Receipts (such fee in effect upon the execution hereof being set forth in Exhibit B hereto and subject to change in the manner provided in Section 6.01), the Depositary shall direct the Custodian to deliver without unreasonable delay, subject to this Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such order, the Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt. Delivery of such Deposited Securities shall be made (i) in the case of Stock or any other securities or property that can be registered with the VP, by registering such Stock or other securities or property with the VP in the name of the custodian for the account of the holder or such other account as the Holder may request or (ii) in the case of any Deposited Securities that cannot be so registered, at the principal Copenhagen office of the Custodian or at the Depositary's Office. Such delivery shall be made, as hereinafter provided, without unreasonable delay.

SECTION 2.09. Section 2.07 of the Deposit Agreement is amended to read as follows:

In case any Receipt in certificated form shall be mutilated, destroyed, lost or stolen, the Depositary shall issue a new Receipt through the Direct Registration System or, as the Holder may specifically request, execute and deliver a new Receipt of like tenor, in either case in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed or lost or stolen Receipt, unless the Depositary has notice that such Receipt has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary (a) a request for such execution and delivery and (b) a sufficient indemnity bond for the benefit of the Company and the Depositary and satisfying any other reasonable requirements imposed by the Depositary and the Company, including, without limitation, evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, the authenticity thereof and the Holder's ownership thereof.

SECTION 2.10. All but the first paragraph of Section 4.09 of the Deposit Agreement are deleted.

SECTION 2.11. The address set forth in Section 7.05 of the Deposit Agreement is amended to read as follows: JPMorgan Chase Bank, N.A., Four New York Plaza (13th Floor), New York, New York 10004 Attention: ADR Administration Fax: (212) 623-0079.

ARTICLE III

AMENDMENTS TO THE FORM OF RECEIPT

SECTION 3.01.  All references in the Receipt to the Depositary shall refer to  JPMorgan Chase Bank, N.A. at the address set forth in Section 2.10 hereof.

SECTION 3.02. Paragraph (1) of the Form of Face of Receipt is amended by replacing the second parenthetical with the following:

(as further amended from time to time, the "Deposit Agreement")

SECTION 3.04. The Paragraph (2) of the Form of Face of Receipt is amended to read as follows:

The first paragraph of Section 2.05 of the Deposit Agreement is amended to read as follows:

Upon receipt at the Depositary's Office or at such other offices as the Depositary may designate of a Holder's written order directing the Depositary to cause the Deposited Securities represented by the American Depositary Shares evidenced by a Receipt to be withdrawn and delivered to or upon the written order of the person or persons designated in such order, and upon the surrender, if applicable, of a Receipt (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary), and after payment of the fee of the Depositary for the cancellation of Receipts (such fee in effect upon the execution hereof being set forth in Exhibit B hereto and subject to change in the manner provided in Section 6.01), the Depositary shall direct the Custodian to deliver without unreasonable delay, subject to this Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such order, the Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt. Delivery of such Deposited Securities shall be made (i) in the case of Stock or any other securities or property that can be registered with the VP, by registering such Stock or other securities or property with the VP in the name of the custodian for the account of the holder or such other account as the Holder may request or (ii) in the case of any Deposited Securities that cannot be so registered, at the principal Copenhagen office of the Custodian or at the Depositary's Office. Such delivery shall be made, as hereinafter provided, without unreasonable delay. Notwithstanding any provision of the Deposit Agreement or this Receipt, the Depositary may restrict withdrawal of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as the same may be amended from time to time) under the Securities Act of 1933.

SECTION 3.05. The first sentence of paragraph (6) of the Form of Face of Receipt is amended to read as follows:

The Depositary will charge the party to whom Receipts are issued through the Direct Registration System or otherwise delivered against deposits, and the party surrendering American Depositary Shares for delivery of Deposited Securities, $5.00 for each 100 American Shares (or portion thereof) represented by the Receipts issued, surrendered or canceled, including from the Direct Registration System.

SECTION 3.06. The address of the Securities and Exchange Commission set forth in paragraph (18) of the Form of Face of Receipt is amended to read as follows;
100 F Street, N.E., Washington D.C. 20549

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in Denmark, neither of such agreements need to be filed or recorded with any court or other authority in Denmark, nor does any stamp or similar tax or governmental charge need to be paid in Denmark on or in respect of such agreements.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of November 29, 2007. (the “Effective Date”).

SECTION 5.02. Outstanding Receipts. Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the Form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

Novo Nordisk A/S

By:_____________________
Name:
Title:

JPMorgan Chase Bank, N.A.

By:_____________________
Name:
Title:

EXHIBIT A
ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT

[Form of Face of Receipt]

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN SHARES

REPRESENTING

DEPOSITED B SHARES OF

NOVO NORDISK A/S

(Incorporated under the laws of Denmark)

NO.

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the "Depositary"), hereby certifies that __________ is the owner of _________ American Shares, representing deposited B Shares, including rights to receive such B Shares ("Stock"), of Novo Nordisk A/S, a corporation incorporated under the laws of Denmark (the "Company"). At the date hereof, each American Share represents one unit of Stock deposited under the Deposit Agreement (hereinafter defined) at the principal Copenhagen office of Danske Bank A/S (the "Custodian"). Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.

(1) Deposit Agreement. This American Depositary Receipt is one of an issue (the "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of February 1, 1981, as amended as of September 10, 1984, as further amended and restated as of May 1, 1991, as amended as of April 15, 1994 and as further amended by the Amendment dated as of December 21, 1996 and April 4, 2001(as further amended from time to time, the "Deposit Agreement") by and among the Company, the Depositary and all Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Stock deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Stock and held thereunder (such Stock, securities, property and cash, collectively, the "Deposited Securities"). Copies of the Deposit Agreement are on file at the principal offices of the Depositary and the Custodian. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.

(2) Withdrawal of Stock. Upon surrender at the Depositary’s Office of this Receipt, and upon payment of the fee of the Depositary provided in paragraph (6) of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Shares for which this Receipt is issued. Delivery of such Deposited Securities shall be made (i) in the case of Stock or any other securities or property that can be registered with the VP, by registering such Stock or other securities or property, with the Danish Securities Centre (Vaardipapircentralem) (the "VP") in the name of the custodian for the account of the Holder or such other account as the Holder may request, or (ii) in the case of any Deposited Securities that cannot be so registered, at the principal Copenhagen office of the Custodian or at the Depositary’s Office. Such delivery will be made without unreasonable delay. Notwithstanding any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

(3) Transfers, etc.; Conditions to and Suspension of Transfer, etc. This Receipt is transferable on the books of the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by law; provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, representing the same aggregate number of American Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or, subject to the last sentence of paragraph (2) of this Receipt, withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees as provided in paragraph (6) of this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The Depositary may refuse to execute and deliver Receipts, register the transfer of any Receipt or, subject to the last sentence of paragraph (2) of this Receipt, make any distribution of, or related to, Deposited Securities until it has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper. The delivery of Receipts against deposits of Stock generally may be suspended, or the delivery of Receipts against the deposit of particular Stock may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfers or, subject to the last sentence of paragraph (2) of this Receipt, surrenders of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time. Neither the Depositary nor the Custodian shall lend Deposited Securities. The Depositary may issue Receipts against rights to receive Stock from the Company or any registrar, transfer agent, clearing agency or other entity recording Stock ownership or transactions. The Depositary will not issue Receipts against other rights to receive Stock unless (x) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Stock is deposited, (y) the applicant for such Receipts represents in writing that it owns such Stock and will deliver it upon the Depositary’s request (no evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 20% of Stock actually deposited. Such collateral, but not the earnings thereon, shall be held for the benefit of Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights including without limitation earnings on the collateral securing such other rights. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Stock which, if sold by the holder thereof in the United States or its territories, would be subject to the registration provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Stock.

(4) Liability of Holder for Taxes. If any tax or other governmental charge shall become payable with respect to any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any withdrawal of Deposited Securities represented hereby until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part of all of the Deposited Securities represented hereby, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(5) Warranties by Depositor. Every person depositing Stock under the Deposit Agreement shall be deemed thereby to represent and warrant that such Stock is validly issued, fully paid, and nonassessable and that the person making such deposit is duly authorized so to do. Such representations and warranties shall survive the deposit of Stock and issuance of Receipts.

(6) Charges of Depositary. The Depositary will charge the party to whom Receipts are issued through the Direct Registration System or otherwise delivered against deposits, and the party surrendering American Depositary Shares for delivery of Deposited Securities, $5.00 for each 100 American Shares (or portion thereof) represented by the Receipts issued, surrendered or canceled, including from the Direct Registration System. The Company will pay other charges of the Depositary, with the exception of (i) taxes and other governmental charges, (ii) such cable, telex and facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock or Holders of Receipts, and (iii) such expenses as are incurred by the Depositary in the conversion of foreign currency into dollars.

(7) Title to Receipts. It is a condition of this Receipt, and every successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to those American Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument, provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.

(8) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By ____________________
(Title)

The address of the Depositary’s Office is 4 New York Plaza, New York, NY 10004.

[ Form of Reverse of Receipt ]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(9) Dividends and Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into United States dollars and will distribute the amount thus received to the Holders of Receipts entitled thereto, in proportion to the number of American Shares representing such Deposited Securities held by them respectively; provided, however, that the amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into United States dollars transferable to the United States, or may not be so convertible for all of the Holders of Receipts entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in United States dollars to the extent permissible to the Holders of Receipts entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance for the account of, the Holders of Receipts entitled thereto. If in the opinion of the Depositary any distribution other than cash or Stock upon any Deposited Securities cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash. If any distribution upon any Deposited Securities consists of a divided in, or free distribution of, Stock, the Depositary may with the Company’s approval, and shall if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Shares representing such Deposited Securities held by them respectively, additional Receipts of an aggregate number of American Shares representing the amount of Stock received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Shares in any such case, the Depositary may sell the amount of Stock represented by the aggregate of such fractions and distribute the net proceeds, converted into United States dollars if not in such dollars, to the Holders of Receipts entitled thereto. If additional Receipts are not so distributed, each American Share shall thenceforth also represent the additional Stock distributed upon the Deposited Securities represented thereby. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Stock or any rights of any nature, the Depositary shall have discretion as to whether such rights are to be made available to the Holders of Receipts; provided, however, that the Depositary will, if requested by the Company, either (a) make such rights available to Holders of Receipts by means of warrants or otherwise, if lawful and feasible, or (b) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders of Receipts otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any receipt or Receipts, or otherwise.

(10) Record Dates. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Stock or other Deposited Securities, the Depositary shall fix a record date for the determination of the Holders of Receipts who shall be entitled to receive such divided, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

(11) Voting of Deposited Securities. Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of Stock or other Deposited Securities, the Depositary will mail to the Holders of Receipts a notice which will contain (a) such information as is contained in such notice of meeting or in the solicitation materials, if any, and (b) a statement that the Holders of Receipts at the close of business on a specified record date will be entitled to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the amount of Deposited Securities represented by their respective American Shares, and a brief statement as to the manner in which such instructions may be given. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Deposited Securities represented by such Receipt in accordance with such instructions. The Depositary agrees not to vote the units of Stock or other Deposited Securities represented by a Receipt unless it receives instructions from the Holder of such Receipts.

(12) Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may with the Company’s approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a Stock dividend, or call for the surrender of outstanding Receipts to be exchanged for new Receipts.

(13) Reports; Inspection of Transfer Books. The Depositary will make available for inspection by Holders of Receipts at the Depositary’s Office, at the office of the Custodian and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Holders of Receipts copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep books for the registration of Receipts and their transfer which at all reasonable times will be open for inspection by the Holders of Receipts, provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(14) Liability of the Company and Depositary. Neither the Depositary, its agents nor the Company shall incur any liability to any Holder of this Receipt, if by reason of any provision of any present or future law of any country, or of any governmental authority, or by reason of any provision, present or future, of the Articles of Association of the company, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or the company shall be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Neither the Company, the Depositary nor its agents assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders of Receipts, except that they agree to use their best judgment and good faith in the performance of such duties as are specifically set forth in the Deposit Agreement. Neither the Depositary, its agents nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense and liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary, its agents nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or effect of any such vote, provided that any such action or non-action is in good faith. The Depositary or its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company agrees to indemnify the Depositary and the Custodian against and hold each of them harmless from, any liability which may arise out of acts performed in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or the Custodian, except for any liability arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its agents.

(15) Resignation and Removal of the Depositary; Substitution of Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time appoint a substitute custodian and the term "Custodian" shall refer to such substitute.

(16) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. Any amendment which shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs, and expenses of the Depositary in connection with conversion of foreign currency into U.S. dollars) or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders of outstanding Receipts. Every Holder of a Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposit Securities represented hereby.

(17) Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have resigned, if a successor depositary shall not have been appointed and accepted its appointment. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to Deposited Securities, the sale of rights and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary. At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of Receipts not theretofore surrendered. Thereafter the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.

(18) Available Information. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission. Such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement, as amended, at 100 F Street N.E., Washington, D.C. 20549. Such reports and documents, and all reports and communications referred to in paragraphs (11) and (13), shall be in English to the extent required under the Securities Exchange Act of 1934, and with respect to all notices, reports and communications, referred to in paragraphs (11) and (13), to the extent that the Depositary has otherwise translated any such notice, report or communication.